Exhibit 99.1

Keane Announces First Quarter 2017 Financial and Operational Results
HOUSTON, Texas (May 2, 2017) – Keane Group, Inc. ("Keane" or the "Company") today reported first quarter 2017 financial results.
Results and Recent Highlights

•	Reported first quarter 2017 revenue of $240.2 million, compared to fourth quarter 2016 of $151.0 million

•	Achieved first quarter 2017 adjusted EBITDA of $13.1 million, compared to fourth quarter 2016 of $6.1 million

•	Averaged 15.5 deployed hydraulic fracturing fleets during first quarter 2017; exited quarter with 17 deployed fleets

•	Increased annualized adjusted gross profit per fleet to $6.3 million, compared to fourth quarter 2016 of $4.4 million

First Quarter 2017 Financial Results

Revenue for the quarter ended March 31, 2017 totaled $240.2 million, an increase of 59% compared to revenue for the quarter ended December 31, 2016 of $151.0 million. Reported net loss for the quarter ended March 31, 2017 totaled $72.3 million, including $46.1 million of one-time items, as further discussed below. Excluding these expenses, net loss for the quarter ended March 31, 2017 would be $26.2 million, compared to net loss of $38.5 million for the quarter ended December 31, 2016.

Adjusted EBITDA for the quarter ended March 31, 2017 totaled $13.1 million, compared to $6.1 million for the quarter ended December 31, 2016. Adjusted gross profit for the quarter ended March 31, 2017 was $24.4 million, compared to $13.2 million for the quarter ended December 31, 2016. Selling, general and administrative expenses for the quarter ended March 31, 2017 totaled $17.6 million, compared to $7.9 million for the quarter ended December 31, 2016. Selling, general and administrative expenses for the quarter ended March 31, 2017 included approximately $5.5 million of one-time expenses primarily related to our initial public offering (“IPO”).

“Our pressure pumping services continued to experience strong demand during the first quarter of 2017, as we placed four additional hydraulic fracturing fleets into service, bringing Keane’s total active fleets to 17,” said James Stewart, Chairman and Chief Executive Officer of Keane. “The quality and readiness of our fleet is apparent in our continued deployments with a total cost of less than $2 million per fleet, allowing us to most efficiently and economically act on market opportunities across multiple basins.”

“Positive signals from the field have allowed us to accelerate the re-commissioning of our remaining idle hydraulic fracturing fleets,” continued Mr. Stewart. “Robust market conditions for oil and gas well completions supported deployment of an additional fleet early in the second quarter of 2017, bringing total deployed fleets to 18, and we expect to place a second additional fleet into service later in the second quarter, resulting in 6 new fleets placed into service since the start of 2017 for a total of 19 operating fleets. Our team is diligently preparing the remaining fleets for activation as quality, reliable and safe horsepower is currently facing demand in excess of dispatchable supply.”

“We remain committed to our core strategy of partnering with industry-leading customers under dedicated agreements,” said Greg Powell, President and Chief Financial Officer of Keane. “While this strategy leads to a slight shift in the timing of our realized margins in an inflationary environment, more critically, it forms the basis of our strong, long-standing relationships with our customers and is a key driver of our outperformance over the long-term. During the first quarter, we benefited from increasing tightness for high-quality equipment and reliable crews, and are poised to realize further margin improvement as we recover the impact of recent input cost inflation as well as marking our contracts to leading edge. As our periodic pricing re-openers continue to take effect between now and the third quarter of 2017, we expect our portfolio of dedicated agreements to re-price to leading edge, driving meaningfully higher margins as we progress through 2017. We are confident that our portfolio of dedicated agreements with highly efficient customers, in addition to our technology and engineering capabilities, provide Keane with unique line of site and through-cycle profitability above our peers.”

Completion Services

Revenue for Completion Services totaled $240.2 million for the quarter ended March 31, 2017, an increase of 62% compared to the quarter ended December 31, 2016 of $148.0 million. Keane averaged 15.5 deployed hydraulic fracturing fleets for the first quarter, or 67% utilization on 23 total fleets, of which, 58% were bundled with wireline. Keane exited the quarter ended March 31, 2017 with 17 hydraulic fracturing fleets deployed, or approximately 74% utilization on 23 total fleets.

Of the $92.2 million sequential increase in revenue, approximately 70% was driven by our previously deployed core fleet, with the remaining portion driven by new fleet deployments. The revenue improvement in our core fleet during the first quarter of 2017 resulted from improved efficiencies and favorable mix, helping to drive annualized adjusted gross profit per fleet higher by 42% to $6.3 million from $4.4 million for the quarter ended December 31, 2016. More than 80% of the revenue generated from our active fleets in the first quarter of 2017 were based on pricing levels entered into during the fourth quarter of 2016.

Adjusted gross profit in Completion Services totaled $24.3 million for the quarter ended March 31, 2017, compared to $13.3 million for the quarter ended December 31, 2016. Annualized revenue per average deployed hydraulic fracturing fleet for the quarter ended March 31, 2017 was $62.0 million, compared to $49.3 million for the quarter ended December 31, 2016.

“The execution of our strategy to partner with the most efficient customers supported Keane’s strong financial results during the first quarter,” said Mr. Powell. “Our first quarter financials reflect a 62% sequential improvement in revenues and more than doubling of quarterly adjusted EBITDA, including meaningful efficiency gains from the core of our fleet, which were partially offset by increases in input costs, including sand and logistics. Despite the headwind of higher input costs, we were successful in transitioning a portion of our stronger than expected revenues into margins for the first quarter of 2017 as efficiencies improved considerably, particularly in March, driving a 42% increase in annualized gross profit per deployed fleet.”

Other Services

Adjusted gross profit in Other Services for the quarter ended March 31, 2017 totaled $0.04 million compared to an adjusted gross loss of $0.14 million for the quarter ended December 31, 2016. Currently, Other Services financials reflect only the depreciation expense associated with segment assets as our coiled tubing, cementing and drilling divisions remains idle.

First Quarter 2017 One-Time Items

Adjusted EBITDA for the quarter ended March 31, 2017 included approximately $14.5 million of one-time items largely driven by approximately $5.7 million of IPO-related expenses, such as organizational restructuring costs and one-time IPO bonuses for key personnel, approximately $5.5 million for the re-commissioning of 3.5 previously idled hydraulic fracturing fleets, and an additional $1.6 million from our strategic investment in hydraulic fracturing crews to support our accelerated fleet deployment schedule.

Financial results for the quarter ended March 31, 2017 also included approximately $31.6 million of non-recurring interest expense associated with early debt retirement costs, including pre-payment penalties and unamortized deferred financing charges.

Balance Sheet and Capital

Total debt outstanding as of March 31, 2017 was $145.1 million, net of unamortized debt discounts and unamortized deferred charges and excluding capital lease obligations.

As of March 31, 2017, cash and equivalents totaled $85.8 million, compared to $48.9 million as of December 31, 2016. The net cash increase of $36.9 million was comprised of $97.0 million of net proceeds from our IPO, after giving effect to term loan and secured note repayments, partially offset by $60.1 million of cash usage during the first quarter of 2017. Of this amount, key drivers included approximately $23.3 million net cash used for working capital, attributable to the increase in activity for our Completion Services segment, $22.2 million for capital expenditures, and $11.2 million for IPO-related costs of which $0.7 million was accrued in 2016.

Total available liquidity as of March 31, 2017 was approximately $192.0 million.

On February 17, 2017, we entered into a new $150 million asset-based revolving credit facility which replaced our existing $100 million asset-based revolving credit facility. The new asset-based revolving credit facility allows for commitments to increase up to an additional $75 million.

On March 15, 2017, we entered into a new five and a half year $150 million senior secured term loan facility ("Term Loan") with Owl Rock Capital Corporation. The Term Loan has, at the Company's election, an interest rate per annum equal to either (a) the base rate plus 6.25% or (b) LIBOR (subject to a 1.00% floor) plus 7.25%. Subject to certain conditions, the Company has the right to request an increase of the Term Loan in an amount of up to $125 million, and such additional amounts may be used to support future growth and acquisitions. Other than a $35 million minimum liquidity requirement, the Term Loan does not contain financial covenants. The Company used net proceeds from the Term Loan to repay in full the $140 million principal amount of its 12% senior notes due 2019 and fees and expenses related to such repayment, with the balance being used for general corporate purposes. As a result of the Term Loan refinancing, Keane's annualized interest expense is expected to decrease by $3.3 million and $3.6 million in 2017 and 2018, respectively.

Second Quarter 2017 Outlook

We exited the quarter ended March 31, 2017 with 17 active hydraulic fracturing fleets, placing an additional hydraulic fracturing fleet in-service in April 2017 and expect to deploy a second additional fleet by the end of May 2017. Based on this deployment schedule, we expect second quarter 2017 revenues to increase between 25% and 35% sequentially.

Annualized gross profit per fleet totaled approximately $6.3 million during the first quarter of 2017, compared to approximately $10 to $11 million on a leading edge basis. For the second quarter of 2017, we expect our combined fleet to capture approximately half of the gross profit differential between our first quarter of 2017 average and leading edge, with the remainder of our core fleet aligning to leading edge gross profit by the end of the third quarter of 2017.

Conference Call

On Wednesday, May 3, 2017, Keane will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Keane’s first quarter 2017 results. Hosting the call will be James C. Stewart, Chairman and Chief Executive Officer and Gregory L. Powell, President and Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-9208 or, for international callers, (201) 493-6784. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or, for international callers (412) 317-6671. The passcode for the replay is 13658863. The replay will be available until May 17, 2017.

About Keane Group, Inc.

Headquartered in Houston, Texas, Keane is one of the largest pure-play providers of integrated well completion services in the U.S., with a focus on complex, technically demanding completion solutions. Keane's primary service offerings include horizontal and vertical fracturing, wireline perforation and logging and engineered solutions, as well as other value-added service offerings. Keane prides itself on its outstanding employee culture, its efficiency and its ability to meet and exceed the expectations of its customers and communities in which it operates.

Definitions of Non-GAAP Financial Measures and Other Items

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this press release, including Adjusted Gross Profit, Adjusted EBITDA, and ratios based on these financial measures. These measurements provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other generally accepted accounting principles (“GAAP”) measures such as net income and operating income. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe Adjusted Gross Profit and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies.

Adjusted Gross Profit is defined as operating income (loss) before the cost of revenue portion of certain expenses, such as impairment, selling, general and administrative expenses, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. Adjusted EBITDA is defined as Adjusted Gross Profit further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Keane’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Keane's control. Any forward-looking statement in this release speaks only as of the date of this release. Keane undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts:
Investors
Marc Silverberg, ICR
marc.silverberg@icrinc.com

Media
Jake Malcynsky, ICR
jake.malcynsky@icrinc.com
203-682-8375

KEANE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED & COMBINED STATEMENTS OF OPERATIONS & COMPREHENSIVE (LOSS)
(in thousands, except per share data)

	Quarter Ended
	March 31,		December 31,
	2017	2016	2016(1)
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$240,153	$61,195	$151,033
Operating costs and expenses:
Cost of services	223,992	67,845	142,978
Depreciation and amortization	30,373	16,108	29,032
Selling, general and administrative expenses	17,552	20,160	7,858
Impairment	—	—	185
Total operating costs and expenses	271,917	104,113	180,053
Operating (loss)	(31,764)	(42,918)	(29,020)
Other income (expenses):
Other income (expense), net	4	133	379
Interest expense	(40,361)	(8,589)	(9,891)
Total other expenses	(40,357)	(8,456)	(9,512)
(Loss) before income taxes	(72,121)	(51,374)	(38,532)
Deferred tax (expenses)	(134)	—	—
Net (loss)	(72,255)	(51,374)	(38,532)
Other comprehensive income (loss):
Foreign currency translation adjustments	13	65	(35)
Hedging activities	184	1,391	519
Total comprehensive (loss)	$(72,058)	$(49,918)	$(38,048)

Net loss per share, basic	$(0.70)	NM	NM
Weighted average shares, basic	$103,013	NM	NM

(1)	Condensed Consolidated Financial Statements of Keane Group Holdings, LLC and Subsidiaries.
NM – Not measured as Keane Group, Inc. did not consummate its IPO until 1/25/2017.

KEANE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(in thousands)

ASSETS	March 31,	December 31,
	2017	2016 (1)
	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$85,796	$48,920
Accounts receivable	126,431	66,277
Inventories, net	21,101	15,891
Prepaid and other current assets	9,704	14,618
Total current assets	243,032	145,706
Property and equipment, net	285,315	294,209
Goodwill	50,624	50,478
Intangible assets	42,507	44,015
Other noncurrent assets	5,873	2,532
Total Assets	$627,351	$536,940
LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$69,065	$48,484
Accrued expenses	52,654	42,892
Current maturities of capital lease obligations	2,617	2,633
Current maturities of long-term debt	349	2,512
Stock based compensation - current	4,281	—
Other current liabilities	4,086	3,171
Total current liabilities	133,052	99,692
Capital lease obligations, less current maturities	4,744	5,442
Long-term debt, net(2) less current maturities	144,718	267,238
Stock based compensation – non-current	4,281	—
Long-term debt, related party	—	—
Other non-current liabilities	4,173	2,316
Total non-current liabilities	157,916	274,996
Total liabilities	290,968	374,688
Owners’ equity:
Members’ equity	—	453,810
Stockholders’ equity	402,459	—
Retained (deficit)	(63,486)	(288,771)
Accumulated other comprehensive (loss)	(2,590)	(2,787)
Total owners’ equity	336,383	162,252
Total liabilities and owners’ equity	$627,351	$536,940

(1)	Condensed Consolidated Financial Statements of Keane Group Holdings, LLC and Subsidiaries.

(2)	Net of unamortized deferred financing costs and unamortized debt discounts.

KEANE GROUP, INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands, except for non-financial statistics)

	Quarter Ended
	March 31,		December 31,
	2017	2016(1)	2016(1)
Completion Services:
Revenues	$240,153	$58,872	$147,973
Cost of services	223,992	65,184	139,626
Gross profit	16,161	(6,312)	8,347
Selling, general and administrative expenses	—	(1)	(25)
Depreciation, amortization and administrative expenses, and impairment	26,598	15,172	25,742
Operating (loss)	$(10,437)	$(21,483)	$(17,436)

Average hydraulic fracturing fleets deployed	15.5	5.3	12.3
Average hydraulic fracturing fleet utilization	67%	23%	52%
Wireline – fracturing fleet bundling percentages	58%	63%	62%
Average annualized revenue per fleet deployed	$61,975	$44,154	$49,324
Average annualized adjusted gross profit per fleet deployed	$6,278	$3,413	$4,436
Adjusted gross profit	$24,326	$4,550	$13,309

Other Services (2):
Revenues	$—	$2,323	$3,060
Cost of services	—	2,661	3,352
Gross profit	—	(338)	(292)
Selling, general and administrative expenses	—	—	44
Depreciation, amortization and administrative expenses, and impairment	1,483	708	1,297
Operating (loss)	(1,483)	(1,046)	(1,632)

Adjusted gross profit (loss)	43	(338)	(141)
Number of working days – coiled tubing	NM	35	145
Revenue per working days – coiled tubing	NM	$66	$21

(1)	Condensed Consolidated Financial Information of Keane Group Holdings, LLC and Subsidiaries.

(2)
Other services segment includes coiled tubing, cementing and drilling divisions. Coiled tubing began operations in March 2016. Other divisions operating data are not provided, as they are not considered material to the total operations. There were no coiled tubing revenues for the quarter ending March 31, 2016; while for the quarter ending December 31, 2016, the revenue recognized was $3.1 million.

NM – Not meaningful to be disclosed.

KEANE GROUP, INC AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Quarter Ended March 31, 2017
	Completion Services	Other Services	Corporate and Other	Total
Operating (loss) income	$(10,437)	$(1,483)	$(19,844)	$(31,764)
Selling, general and administrative	—	—	17,552	17,552
Depreciation and amortization	26,598	1,483	2,292	30,373
Impairment (1)	—	—	—	—
Cost of revenue adjustments:
Acquisition, integration and divestiture costs (2)		43	—	43
Fleet commissioning costs	6,899	—	—	6,899
IPO HR – related costs (5)	1,266	—	—	1,266
Adjusted gross profit	$24,326	$43	$—	$24,369

	Quarter Ended December 31, 2016
	Completion Services	Other Services	Corporate and Other	Total
Operating (loss) income	$(17,436)	$(1,632)	$(9,952)	$(29,020)
Selling, general and administrative	-25	44	7,839	7,858
Depreciation and amortization	25,742	1,112	2,178	29,032
Impairment (1)	—	185	—	185
Cost of revenue adjustments:
Acquisition, integration and divestiture costs (2)	77	141	—	218
Fleet commissioning costs	4,951	9	—	4,960
Other expenses	0	—	—	0
Adjusted gross profit	$13,309	$(141)	$65	$13,233

	Quarter Ended March 31, 2016
	Completion Services	Other Services	Corporate and Other	Total
Operating (loss) income	$(21,483)	$(1,046)	$(20,389)	$(42,918)
Selling, general and administrative	(1)	—	20,161	20,160
Depreciation and amortization	15,172	708	228	16,108
Impairment (1)	—	—	—	—
Cost of revenue adjustments:
Acquisition, integration and divestiture costs (2)	10,862	—	—	10,862
Fleet commissioning costs	—	—	—	—
Other expenses	—	—	—	—
Adjusted gross profit	$4,550	$(338)	$—	$4,212

KEANE GROUP, INC AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Quarter Ended
	March 31,		December 31,
	2017	2016	2016
Adjusted gross profit	$24,369	$4,212	$13,233
Minus: Selling, general and administrative	(17,548)	(20,029)	(7,593)
Acquisition, integration and divestiture costs (2)	571	13,871	(609)
Fleet commissioning costs	197	—	—
Non-cash stock compensation (3)	1,138	1,769	159
IPO/Org restructure (non-HR) related costs, including early debt retirements (4)	783	—	945
IPO – HR related costs (5)	3,626	—	—
Other (6)	—	285	—
Adjusted EBITDA	$13,136	$108	$6,135

(1)	Represents non-cash impairment charges with respect to our long-lived assets and intangible assets.

(2)
Represents professional fees, integration costs, lease termination costs, severance, start-up and other costs associated with our acquisition and integration of assets and liabilities relating to Trican Well Service L.P.'s oilfield services business and our acquisition and integration of Ultra Tech Frac Services, LLC, organic growth initiatives, and costs associated with the wind-down of our Canadian operations. For the quarters disclosed above, these costs were recorded in selling, general and administrative expenses.

(3)
For quarter ending March 31, 2017, represents non-cash amortization of equity awards issued under Keane Group, Inc.’s Equity and Incentive Award Plan (“Plan”). According to the Plan, The Board of Directors can approve awards in the form of restricted stocks, restricted stock units, and/or other deferred compensation. Consistent with prior policy, amortization of awards is made ratably over the vesting periods, beginning with the grant date, based on the total fair value determined on grant date and recorded in selling, general and admin expenses.

(4)
Represents legal expenses, accountants, research analysts, consulting costs, tax experts, “dba” registration fees and other miscellaneous expenses required to carry out the reporting, prior years’ audits and organizational (legal entities) restructuring to ready the Company for its initial public offering and the eventual consummation of the offering. These are expenses that could not be capitalized under U.S. GAAP for the registration of Keane Group, Inc. as a publicly traded company. These expenses were recorded in selling, general and administrative expense.

(5)
Represents one-time IPO bonuses paid out to key operational and corporate employees; recorded $1.3 million as cost of services for ops employees, while the remaining was recorded in selling, general and administration expense. The bonuses were paid out during first quarter 2017.

(6)	For the quarter ending March 31, 2016, represents consulting costs for site rationalization and other miscellaneous charges. These costs were recorded in other expense.